UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Veritex Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2021

NOTICE IS HEREBY GIVEN that the 2021 annual meeting of shareholders (the “Annual Meeting”) of Veritex Holdings, Inc. (the “Company”) will be held as follows:

TIME AND DATE	3:30 p.m., Central Time Tuesday, May 18, 2021
PLACE
8214 Westchester Drive, Suite 735
Dallas, Texas 75225

This year, a live webcast of the Annual Meeting will be accessible over the internet at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF, where you will be able to listen to the meeting live, submit questions and vote. Registration to the webcast is required to join.

ITEMS OF BUSINESS
1.Election of thirteen (13) directors of the Company;
2.Non-binding advisory vote on the compensation of the Company’s named executive officers;
3.Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021; and
4.Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE
Only shareholders of record of Company common stock at the close of business on April 5, 2021 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. For instructions on voting, please refer to the enclosed proxy card or voting information form. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the principal place of business of the Company during ordinary business hours for a period of 10 days prior to the Annual Meeting. This list also will be available for inspection to shareholders who attend the Annual Meeting.

By Order of the Board of Directors,

C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer and President
Dallas, Texas April 19, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to Be Held on May 18, 2021: The proxy statement, this accompanying notice of the Annual Meeting, a form of proxy card and our 2020 annual report to shareholders are available at https://ir.veritexbank.com/2021-annual-meeting-shareholders. To obtain directions to attend the Annual Meeting in person, please contact us at investorrelations@veritexbank.com or (972) 349-6132.
Your Vote is Important

Whether or not you plan to attend the Annual Meeting, please read the proxy statement in its entirety and then vote by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed envelope, or vote over the Internet pursuant to the instructions provided in the enclosed proxy card. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised. See “About the Annual Meeting—May I change my vote after I have submitted a proxy?” for more information on how to vote your shares or revoke your proxy.

VERITEX HOLDINGS, INC.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225

PROXY STATEMENT FOR
2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2021

Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” “our company,” the “Company” or “Veritex” refer to Veritex Holdings, Inc., a Texas corporation, and its consolidated subsidiaries as a whole; references to the “Bank” refer to Veritex Community Bank, a wholly owned subsidiary of the Company. In addition, unless the context otherwise requires, references to “shareholders” are to the holders of our common stock, par value $0.01 per share (the “common stock”).
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2021 annual meeting of shareholders of the Company and any adjournment or postponement thereof (the “Annual Meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the Annual Meeting. The Annual Meeting will be held as a “hybrid” meeting on Tuesday, May 18, 2021, at 3:30 p.m., Central Time, with a physical location at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225. Simultaneously, the Annual Meeting will be conducted via live webcast at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF. Shareholders attending the Annual Meeting via live webcast will be able to listen to the meeting live, submit questions and vote. Please note that shareholders using the dial-in number for the listen-only telephonic conference call will be able to listen to the meeting live but will not be able to vote or submit questions.

We intend to hold our Annual Meeting in person at, and broadcast the meeting from, 8214 Westchester Drive, Suite 735, Dallas, Texas 75225. However, we have been actively monitoring the COVID-19 pandemic and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may continue to impose. As a result, we will hold our Annual Meeting at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225 and via live webcast at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF. As always, we encourage you to vote your shares prior to our Annual Meeting.

This proxy statement, the notice of the Annual Meeting, the 2020 annual report to shareholders, and the proxy card (collectively, the “proxy materials”) are first being sent on or about April 19, 2021 to shareholders of record entitled to vote at the Annual Meeting at the close of business on April 5, 2021. You should read this entire proxy statement carefully before voting.
Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to Be Held on May 18, 2021
This proxy statement and the Company’s 2020 annual report to shareholders are available at https://ir.veritexbank.com/2021-annual-meeting-shareholders. We encourage you to access and review all of the information in the proxy materials before voting.

ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting is scheduled to take place at 3:30 p.m., Central Time, on Tuesday, May 18, 2021, at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225. Simultaneously, the Annual Meeting will be conducted via live webcast at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF. Shareholders attending the Annual Meeting via live webcast will be able to listen to the meeting live, submit questions and vote.

What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on the following proposals:
•Proposal 1. Election of thirteen (13) directors of the Company;
•Proposal 2. Non-binding advisory vote on the compensation of the Company’s named executive officers; and
•Proposal 3. Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.
Shareholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. Members of our management team will be present at the Annual Meeting.
Who are the nominees for directors?
The following thirteen persons have been nominated for election as directors:
C. Malcolm Holland, III
Arcilia Acosta
Pat S. Bolin
April Box
Blake Bozman
William D. Ellis
William E. Fallon
Mark C. Griege
Gordon Huddleston
Steven D. Lerner
Manuel J. Mehos
Gregory B. Morrison
John T. Sughrue
Who is entitled to vote at the Annual Meeting?
The holders of record of outstanding common stock at the close of business on April 5, 2021, which is the date that the Board has fixed as the record date for the Annual Meeting (the “record date”), are entitled to vote at the Annual Meeting. Each holder of record of our outstanding common stock on the record date will be entitled to one vote for each share of common stock registered in such holder’s name on each matter to be voted upon at the Annual Meeting. On the record date, 49,431,921 shares of common stock were outstanding.
Why will the Annual Meeting be accessible via live webcast and telephonically?

We have been actively monitoring the COVID-19 pandemic and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may continue to impose. We are hopeful that making attendance at the Annual Meeting possible via live webcast and telephonically will encourage continued shareholder participation and enhance our ability to communicate with shareholders notwithstanding these events.

How can I attend the Annual Meeting via live webcast?

If you plan to attend the Annual Meeting through live webcast at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF, please use your 16-digit control number provided on your proxy card, voting instruction form or notice to enter the live webcast of the Annual Meeting. Instructions on how to attend and participate via the internet webcast, including how to demonstrate proof of common stock ownership, are posted at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF.
How do I vote?
You may vote your shares of common stock either in person at the Annual Meeting or by proxy. The process for voting your shares depends on how your shares are held, as described below.
Shareholders of Record: Shares Registered in Your Name
If you are a shareholder of record on the record date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote in person. If you are a shareholder of record and want to vote your shares by proxy, you have two ways to vote:
•By Mail: Indicate on the proxy card(s) applicable to your common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the Annual Meeting.
•Over the Internet: Visit the website www.cstproxyvote.com. Have your proxy card in hand when you access the website. Enter your control number from your proxy card and follow the instructions for Internet voting on that website.
Please refer to the specific instructions set forth in your proxy card for additional information on how to vote. Voting your shares by proxy will enable your shares of common stock to be represented and voted at the Annual Meeting if you do not attend the Annual Meeting and vote your shares in person or via live webcast.
We must receive your proxy card by mail by no later than the time the polls close for voting at the Annual Meeting for your vote to be counted at the Annual Meeting. Please note that Internet voting will close at 10:59 p.m., Central Time, on May 17, 2021.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you hold your shares in “street name,” your bank, broker or other nominee should provide you with a voting instruction card and our proxy materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card but do not provide voting instructions with respect to one or more proposals, then your broker will be unable to vote your shares with respect to each proposal as to which you provide no voting instructions, except that your broker has the discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3). If your shares of common stock are held in “street name,” your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on the voting instruction card provided to you by your bank, broker or other nominee.
To vote the shares that you hold in “street name” in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee (i) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit on the record date by that broker, bank or other nominee and (iii) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Annual Meeting. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.
To vote the shares that you hold in “street name” via live webcast at the Annual Meeting, please follow the instructions at https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF. If you plan to vote via live webcast, you will need the 16-digit control number provided on your proxy card, voting instruction form or notice.

May I vote my shares at the Annual Meeting telephonically?

No. Those using the dial-in number to access the listen-only telephonic conference call will not be able to vote or submit questions. We encourage all shareholders to vote their shares in advance of the Annual Meeting by signing and returning their proxy cards to us indicating how they wish to vote.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares. Our proxy materials are being sent directly to you by Continental Stock Transfer & Trust Company at our request.
If your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” Our proxy materials are being forwarded to you by your nominee along with a voting instruction card. As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instructions card.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting present in person, by participation through https://onlinexperiences.com/Launch/QReg/ShowUUID=FB677924-7116-4A8B-870B-E8AA289BF2FF or represented by proxy, shall constitute a quorum for the transaction of business. On the record date, 49,431,921 shares of common stock were outstanding.
What is a broker non-vote?
A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to any other proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of all of the nominees for director;
Proposal 2—FOR the approval of, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
Proposal 3—FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares in accordance with the Board’s recommendations described above in “—What are the Board’s recommendations on how I should vote my shares?”
If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3).
What are my choices when voting?
Your choices when voting are as follows:
Proposal 1—Election of directors—You may vote for all director nominees or you may withhold your vote as to one or more director nominees.
Proposal 2—Approval of, on a non-binding advisory basis, the compensation of our named executive officers—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
Proposal 3—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
What percentage of the vote is required to approve each proposal?
The following votes are required to approve each proposal:
Proposal 1—Election of directors—The affirmative vote of a plurality of the votes cast at the Annual Meeting.
Proposal 2—Approval of, on a non-binding advisory basis, the compensation of our named executive officers—The affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 3—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—The affirmative vote of a majority of the votes cast at the Annual Meeting.
How are broker non-votes and abstentions treated?
Broker non-votes are counted for purposes of determining the presence or absence of a quorum. Your broker will have discretionary authority to vote your shares with respect to the ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3) so we do not expect any broker non-votes in connection with that proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of the votes on Proposals 1 or 2.
Votes withheld (for Proposal 1) and abstentions (for Proposals 2 and 3) are counted for purposes of determining the presence or absence of a quorum. Votes withheld and abstentions are not considered votes cast. Therefore, votes withheld will have no effect on the outcome of the votes on Proposal 1, and abstentions will have no effect on the outcome of the votes on Proposals 2 or 3.
May I change my vote after I have submitted a proxy?
Yes. Regardless of the method used to cast a vote, if you are a shareholder of record, you may change your vote by:
•delivering to us a written notice of revocation addressed to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than the time the polls close for voting at the Annual Meeting;

•completing, signing and returning a new proxy card with a later date than your original proxy card, no later than the time the polls close for voting at the Annual Meeting, and any earlier proxy will be revoked automatically;
•casting a new vote over the Internet by visiting the website specified in your proxy card and following the instructions indicated on the proxy card before the Internet voting deadline of 10:59 p.m., Central time, on May 17, 2021; or
•attending the Annual Meeting and voting in person or via live webcast, and any earlier proxy will be revoked. However, attending the Annual Meeting in person or via live webcast will not automatically revoke your proxy unless you vote again in person at the Annual Meeting in person or via live webcast.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
Our Board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or through other means of communication, such as e-mail, without being paid additional compensation for such services. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of our common stock.
Are there any other matters to be acted upon at the Annual Meeting?
Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the notice of the Annual Meeting, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the Annual Meeting. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.
Where can I find voting results?
We will publish the voting results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
How can I communicate with the Board?
To communicate with the Board, shareholders should submit their comments by sending written correspondence via mail or courier to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations; or via e-mail to investorrelations@veritexbank.com. Shareholder communications will be sent directly to the specific director or directors indicated in the communication or to all members of the Board if not specified.

PROPOSAL 1. ELECTION OF DIRECTORS
Number of Directors; Term of Office

Our bylaws currently provide that the number of directors which shall constitute the entire Board, shall be determined from time to time by resolution adopted by a majority of the Board and shall not be less than three. Each director shall hold office until the next succeeding annual meeting of shareholders and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.
As previously disclosed in January 2021, our Board presently has fourteen members and our Board has nominated thirteen nominees to be elected at the Annual Meeting. As previously disclosed, Ned N. Fleming III, a current member of the Board, has chosen not to stand for reelection at the Annual Meeting. If elected, all nominees will serve for a term commencing on the date of the Annual Meeting and continuing until the 2022 annual meeting of shareholders or until each person’s successor is duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees. Each of the nominees listed below is currently serving as a director on the Board and each nominee was previously elected by our shareholders.
Nominees for Election
The following table sets forth the name, age and positions with us for each nominee for election as a director:

Name of Nominee	Age	Position(s) Held in the Company	Director Since
C. Malcolm Holland, III	61	Chairman of the Board, Chief Executive Officer and President	2009
Arcilia Acosta[2,6]	54	Director	2021
Pat S. Bolin[1]	70	Director	2011
April Box[3,4,6]	57	Director	2017
Blake Bozman[1]	50	Director	2009
William D. Ellis[2,4]	58	Director	2019
William E. Fallon[4]	67	Director	2020
Mark C. Griege[1,3,5]	62	Director	2009
Gordon Huddleston[2]	38	Director	2017
Steven D. Lerner[2]	67	Director	2019
Manuel J. Mehos[1,3,4]	66	Director	2019
Gregory B. Morrison[2,4,6]	61	Director	2017
John T. Sughrue[3]	60	Director	2009
1 Member, Compensation Committee
2 Member, Audit Committee
3 Member, Corporate Governance and Nominating Committee
4 Member, Risk Committee
5 Mr. Griege serves as Lead Independent Director
6 Nominees reflecting gender and/or ethnicity diversity

C. Malcolm Holland, III.    C. Malcolm Holland, III founded Veritex and has been Chairman of the Board, Chief Executive Officer and President of Veritex since 2009, and Chairman of the Board of Directors, Chief Executive Officer and President of the Bank since its inception in 2010. Prior to Veritex, Mr. Holland served in various analyst, lending and executive management positions at various banking institutions located in the Dallas banking market from 1982 to 2009. Mr. Holland is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2018. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church and currently serves as a board member for Cannae Holdings, Inc. He served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982. With over 35 years of banking experience in the Dallas metropolitan area, Mr. Holland’s extensive business and banking experience and his community involvement and leadership skills qualify him to serve on our Board and as its Chairman.

Arcilia Acosta. Arcilia Acosta joined our Board in January 2021. Ms. Acosta has served as the President and Chief Executive Officer of CARCON Industries and Construction, specializing in commercial, institutional, and transportation construction, since 2000. In addition to her role at CARCON Industries, Ms. Acosta is the President and controlling principal of Southwestern Testing Laboratories, a position she has held since 2003. In addition to her role at Southwestern Testing Laboratories, she served as a director of LegacyTexas Financial Group, N.A., a publicly-traded bank holding company with an asset size of approximately $10 billion, from 2015 to 2019. Ms. Acosta served as a director of ONE Gas Incorporated, a stand-alone, regulated, publicly-traded natural gas utility and one of the largest natural gas utilities in the United States, from July 2018 through February 2020. In 2017, Ms. Acosta joined the board of Magnolia Oil and Gas, a publicly-traded independent oil producer with assets located in South Texas. Her prior board service includes 10 years as a director of Energy Future Holdings Corp. Ms. Acosta received a Bachelor of Arts in Political Science from Texas Tech University and is a graduate of the Harvard University Business School Corporate Governance Program. Ms. Acosta's extensive business experience, along with her community and business relationships, qualify her to serve on our Board.
Pat S. Bolin.    Pat S. Bolin joined our Board in March 2011 upon our acquisition of Fidelity Bank of Dallas. Mr. Bolin is the Executive Chairman of the board directors of Eagle Oil & Gas Co., a private independent oil and gas company based in Dallas founded by Mr. Bolin in 1976. Mr. Bolin began his professional career as a landman for Mitchell Energy Corp. in 1973. Mr. Bolin currently serves on the board of directors of Fidelity Bank in Wichita Falls, Texas and its holding company, FB Bancshares, Inc. Mr. Bolin received a Bachelor of Arts in Psychology from Southern Methodist University in 1973. Mr. Bolin’s diverse business and community banking experience, along with his extensive community involvement, qualify him to serve on our Board.
April Box.     April Box served on our Board from 2017 to 2018, as a Board advisor during 2019 and on our Board during 2020. Mrs. Box is the former President and Chief Executive Officer of Methodist Health System Foundation and Senior Vice president of external affairs for Methodist Health System. Mrs. Box holds a Bachelor of Arts degree from Rhodes College, Memphis, Tennessee, and a Master of Liberal Arts degree from Southern Methodist University in Dallas, Texas. Active in community and philanthropic service, she is a member of the World Presidents Organization, the International Women’s Forum, and currently serves as a board member for the State Fair of Texas. In 2013, Mrs. Box was recognized as the Outstanding Fundraising Executive at the National Philanthropy Day Awards Luncheon, presented by the Association of Fundraising Professionals Greater Dallas Chapter. Ms. Box’s significant experience and executive positions at Methodist Health System Foundation and her perspective and knowledge of the Dallas market qualify her to serve on our board.

Blake Bozman. Blake Bozman served on our board from 2009 to 2018, as a Board advisor during 2019 and on our Board during 2020. Mr. Bozman is a Managing Director of Freedom Truck Finance, a secondary truck finance company based in Dallas. Mr. Bozman oversees the operations of Prattco International, Inc., a family-owned business specializing in real estate investments and purchasing oil and gas properties. From 1995 to 2006, Mr. Bozman was with Drive Financial Services, a consumer finance company focused on sub-prime auto finance, which he co-founded in 1995 and served as Executive Vice President of Sales and Originations. Mr. Bozman received a Bachelor of Arts in Marketing from Southern Methodist University in 1993. Mr. Bozman’s business experience, particularly in the consumer financial services industry, qualifies him to serve on our Board.

William D. Ellis.     William D. Ellis joined our Board in 2019, having served as Vice Chairman at Green Bancorp, Inc. (“Green”) since October 1, 2015 and as Vice Chairman at Green Bank N.A. (“Green Bank”) since October 1, 2015. Previously, he was the Founder and Chairman of Patriot Bancshares, Inc., headquartered in Houston, and served as its Chief Executive Officer and a director from its inception in 2005. Prior to his tenure with Patriot Bancshares, Inc., Mr. Ellis held senior executive positions with several other financial institutions, including Texas Regional President for Union Planters Bank in Houston and Senior Vice President Regional Retail Banking Manager for BB&T in Washington, D.C. He currently serves on The Board of Advocates of The Truett Seminary at Baylor University and is a former director of Theater Under the Stars and Mission Centers of Houston. Mr. Ellis received his Bachelor of Science from Mississippi College and his Master of Business Administration from the University of North Alabama. Mr. Ellis's qualifications to serve on our Board include his leadership of Patriot Bancshares, Inc. since its inception, his extensive experience in the banking industry and his longstanding relationships within the business, political and charitable communities.

William E. Fallon. William E. Fallon joined our Board in 2020. Mr. Fallon previously served as an Executive Vice President at PNC Bank, N.A., holding various roles, including Chief Commercial Credit Office from 1996 to 2018 and Merger and Acquisition Leader from 2003 to 2018 and oversaw Wholesale Lending Originations from 1978 to 1996. In addition, Mr. Fallon served on the Executive Committee of The United States Golf Association from 2012 to 2017 and currently serves on the Executive Committee of West Penn Golf Association and the Pittsburgh Zoo & PPG Aquarium. Mr. Fallon received his Bachelor of Business Administration from the University of Notre Dame and his Master of Business Administration from The Ohio State University. Mr. Fallon's qualifications to serve on our Board include his extensive experience in the banking industry and his longstanding relationships with individuals and institutions in the industry.
Mark C. Griege.    Mark C. Griege has served on our Board since 2009. Mr. Griege is the Chief Executive Officer of RGT Wealth Advisors, a large independent wealth management firm based in Dallas, which he co-founded in 1985. Mr. Griege received a Bachelor of Business Administration from Southern Methodist University in 1981 and a Juris Doctor from the University of Texas School of Law in 1985. His significant experience and leadership at RGT Wealth Advisors brings a variety of investment and business perspectives and insights to our Board and qualifies him to serve on our Board.
Gordon Huddleston Gordon Huddleston served on our board from 2017 to 2018, as a Board advisor during 2019 and on our Board during 2020. Mr. Huddleston is a Partner of Aethon Energy and has served as Co-President since 2013. From 2010 to September 2013, Mr. Huddleston served as Aethon’s Chief Investment Officer. Mr. Huddleston graduated from Vanderbilt University with a Bachelor of Science. in Engineering Science. His business experience and leadership at Aethon Energy qualifies him to serve on our Board.

Steven D. Lerner.    Steven D. Lerner joined our Board in 2019. He was an independent director, Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee at Green and served as a director of Green Bank from 2006 to 2019. Mr. Lerner is the Chief Executive Officer of TRC Ventures, L.P. (formerly The Redstone Companies, LP). Previously, he held the position of President of Redstone Companies Real Estate, LLC and was Executive Vice President and General Counsel of The Redstone Companies and numerous Redstone-related entities since 1998. Before that, Mr. Lerner was a partner of the Houston law firm now known as Schlanger, Silver, Barg & Paine, LLP. He is a member of the State Bar of Texas. Mr. Lerner received a Juris Doctor with honors from the University of Texas School of Law, where he was a member of the Texas Law Review. Mr. Lerner is also the Vice-Chairman of Harris County Improvement District #1 (the Uptown District in Houston). Mr. Lerner’s extensive financial and investment experience, including his significant financial and accounting expertise, his experience in the development of and investment in real estate, his longstanding relationships within the business, political and charitable communities, as well as his previous service with Green and Green Bank, qualifies him to serve on our Board.
Manuel J. Mehos.    Manuel J. Mehos joined our Board in 2019. Mr. Mehos served as chairman of the board of directors of Green Bank and served as Chairman and Chief Executive Officer of Green since its inception in 2004. Prior to founding Green Bancorp in 2004, Mr. Mehos was the founder, Chairman of the board of directors and Chief Executive Officer of Coastal Bancorp, Inc. and its banking subsidiary, Coastal Banc, a publicly-traded company that was later acquired by Hibernia Corporation. Mr. Mehos is a Certified Public Accountant. He currently serves as a director on the board for Sentinel Trust Company. He has served as a director on the board for Federal Home Loan Bank of Dallas, one year as Chairman of the board. He has also served as a director on the boards of Texas Finance Commission, Texas Savings & Community Bankers Association and America's Community Bankers. Mr. Mehos received his Bachelor of Business Administration and Master of Business Administration from the University of Texas. Mr. Mehos' qualifications to serve on our Board include his extensive experience in the banking industry and his previous experience serving as chairman of the board of directors of publicly-traded companies.
Gregory B. Morrison.    Gregory B. Morrison has served on our Board since 2017. Mr. Morrison is the Chief Information Officer of Cox Enterprises, Inc. and is responsible for all facets of the corporation’s information systems and transaction processing requirements. From 1989 to 2002, Mr. Morrison served as Vice President of Information at Prudential Financial, Inc. From January to November 2000, Mr. Morrison served as Chief Operating Officer for RealEstate.com. Mr. Morrison earned his Bachelor of Science from South Carolina State University in math and physics, and a Master of Science in industrial engineering from Northwestern University. Mr. Morrison’s significant leadership and technical experience as Chief Information Officer of Cox Enterprises, Inc. qualifies him to serve on our Board.
John T. Sughrue.    John T. Sughrue has served on our Board since 2009. Mr. Sughrue currently serves as the Chairman of FIG Enterprises, Inc., the parent company of the Fashion Industry Gallery, a boutique wholesale venue for the fashion retail trade. Mr. Sughrue also serves as a director and the Chief Executive Officer of Brook Partners, Inc., a diversified real estate company based in Dallas, which he founded in 1994. Mr. Sughrue received a Bachelor of Arts in Economics from Harvard College in 1982 and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College in 1988. Mr. Sughrue’s significant business experience and community involvement qualifies him to serve on our Board.
Shareholder Approval
The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each of the nominees for director.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE TO THE BOARD.

COMPENSATION OF DIRECTORS
During 2020, each of our non-employee directors received a cash retainer of $25,000 for his or her service as a director of the Company, with the exception of Ms. Box and Messrs. Bozman, Fallon and Huddleston, each of whom received a cash retainer of $12,500 to reflect their length of service on the Board in 2020. In addition, the chair of the Audit Committee, the chair of the Compensation Committee and the chair of the Corporate Governance and Nominating Committee each received an additional cash retainer of $15,000, $12,500 and $12,500, respectively, for their service in those roles. Each director serving on any committee of the Board received an additional cash retainer of $3,750 for his or her service on a committee, with the exception of Ms. Box and Messrs. Bozman and Huddleston who received an additional cash retainer of $2,500 for his or her service on a committee. Any director each of whom was also an employee did not receive any fees or other compensation for their service as a director of the Company.
The following table sets forth compensation paid, earned or awarded during 2020 to each of our non-employee directors. Each of our current non-employee directors is also a director serving on the board of directors of the Bank. In accordance with our director compensation policy, the aggregate amounts reflected below were paid to directors for their service on the Board and the board of directors of the Bank. All of the cash amounts shown in the table below were paid by the Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
C. Malcolm Holland, III	$—	$—	$—
Arcilia Acosta[2]	—	—	—
Pat S. Bolin[3]	—	133,750	133,750
April Box	45,000	75,000	120,000
Blake Bozman	45,000	75,000	120,000
William D. Ellis	58,750	75,000	133,750
William E. Fallon	38,750	37,500	76,250
Ned N. Fleming, III[3]	—	141,250	141,250
Mark C. Griege[3]	—	192,500	192,500
Gordon Huddleston[3]	—	120,000	120,000
Steven D. Lerner	67,500	75,000	142,500
Manuel J. Mehos	65,000	75,000	140,000
Gregory B. Morrison	58,750	75,000	133,750
John T. Sughrue[3]	—	142,500	142,500
1 The restricted stock units ("RSUs") are disclosed as the aggregate grant date fair value of the awards, determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 21 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020.
2 Ms. Acosta joined the Board in 2021 and therefore did not receive compensation during 2020.
3 Director elected to receive stock in lieu of cash payments during 2020.

All non-employee directors have been and will continue to be reimbursed for their reasonable out-of-pocket travel, food, lodging and other expenses incurred in attending meetings of our Board or any committees thereof. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of formation and bylaws, as well as the articles of association and bylaws of the Bank.

BOARD AND COMMITTEE MATTERS
Board Meetings
Our Board met 12 times during the 2020 fiscal year (including regularly scheduled and special meetings). During the 2020 fiscal year, each director participated in 75% or more of the total number of meetings of the Board (held during the period for which he or she was a director) and each director participated in 75% or more of the total number of meetings of all committees of the Board on which he or she served (held during the period that he or she served). Our 2020 annual meeting of shareholders, held on May 19, 2020, included the attendance of two directors. It is our recommendation that each director standing for election at the Annual Meeting attend the Annual Meeting in person or via live webcast. We anticipate all of our nominees for election will attend the Annual Meeting in person or via live webcast.
Director Independence
Under the applicable rules of the Nasdaq Stock Market, LLC (“Nasdaq”), a majority of the members of our Board are required to be independent. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.
Our Board has evaluated the independence of each director and nominee based on these rules. Applying these standards, our Board has determined that, with the exception of Mr. Holland, each of our current directors and nominees qualifies as an independent director under applicable rules. In making these determinations, our Board considered the current and prior relationships that each director and nominee has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each director and nominee, and the transactions described under the heading “Certain Relationships and Related Person Transactions” in this proxy statement.
Board Leadership Structure
C. Malcolm Holland, III currently serves as Chairman of the Board and our Chief Executive Officer and President. Mr. Holland’s primary duties are to lead our Board in establishing our overall vision and strategic plan and to lead our management in carrying out that plan.
Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as our Board believes that it is in the best interests of our company to make that determination from time to time based on the position and direction of our company and the membership of our Board. Our Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of our company and the banking industry. Our Board views this arrangement as also providing an efficient nexus between our company as a whole and our Board, enabling our Board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before our Board in a timely manner. Mr. Griege currently serves as our lead independent director.
Risk Management and Oversight
Our Board is responsible for oversight of management and the business and affairs of our company, including those relating to management of risk. Our Board determines the appropriate risks for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee assists our Board in assessing and managing our exposure to risk, including major financial risk exposures. The Compensation Committee is responsible for reviewing the relationship between our risk management policies and practices, corporate strategy and compensation arrangements, and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk-

taking. Our Corporate Governance and Nominating Committee monitors the risks associated with the independence of our Board. Management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
In addition, each standing committee of our Board has oversight responsibility for risks inherent within its area of oversight. For example, the Board IT Steering Committee oversees the information technology security, including cybersecurity issues, considerations and developments. Among other responsibilities, the Board IT Steering Committee reviews and discusses with management, as and when appropriate, risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of information technology security and disaster recovery capabilities.
    Compensation Policies and Practices and Risk Management
We do not believe any risks arise from our compensation policies and practices for our executive officers and other employees that are reasonably likely to have a material adverse effect on our business, results of operations or financial condition.
Board Committees
Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
In the future, our Board may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of formation and bylaws.
Audit Committee
The current members of our Audit Committee are Ned N. Fleming, III, Gregory B. Morrison, Steven D. Lerner William D. Ellis and Gordon Huddleston, with Mr. Lerner serving as chair. Our Board has evaluated the independence of the members of the Audit Committee and has determined that (i) each of the members is independent under the applicable rules of Nasdaq, (ii) each of the members satisfies the additional independence standards under applicable SEC rules for Audit Committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Lerner has the requisite financial sophistication to qualify an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee met eight times in 2020.
The Audit Committee has responsibility for, among other things:
•appointing our independent auditors and pre-approving and overseeing the services to be performed by our independent auditors;
•reviewing the performance and independence of our independent auditors and approving, in advance, all engagements and fee arrangements;
•overseeing the annual audit and quarterly reviews of our financial statements;
•meeting with management, our internal auditors and our independent auditors to review the adequacy and effectiveness of our accounting policies and our system of internal control over financial reporting, including our internal audit procedures;
•preparing the annual Audit Committee report and reviewing our earnings press releases;
•reviewing our policies relating to the ethical handling of conflicts of interest and reviewing past and proposed transactions between us and members of management; and
•performing such additional activities, and considering such other matters, within the scope the Audit Committee’s responsibilities as the committee or the Board deems necessary or appropriate.

Our Audit Committee has adopted a written charter that sets forth the committee’s duties and responsibilities. The Audit Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Compensation Committee
The current members of our Compensation Committee are Pat S. Bolin, Ned N. Fleming, III, Manuel J. Mehos Mark C. Griege and Blake Bozman with Mr. Fleming serving as chair. Our Board has evaluated the independence of the members of the Compensation Committee and has determined that each of the members is independent under the applicable rules of Nasdaq. The Compensation Committee consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”). The Compensation Committee met five times in 2020.
The Compensation Committee has responsibility for, among other things:
•reviewing the goals and objectives of our executive compensation plans and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk;
•evaluating annually the performance of the Chief Executive Officer and our other executive officers in light of the goals and objectives of our executive compensation plans;
•either as a committee or together with the other independent directors, as directed by the Board, determining and approving the annual compensation of the Chief Executive Officer and our other executive officers;
•evaluating annually the appropriate level of compensation for Board and Board committee service by non-employee directors;
•reviewing perquisites or other personal benefits to our executive officers and directors;
•preparing the Compensation Committee report required by SEC rules to be included in our annual proxy statement or Annual Report on Form 10-K; and
•performing such other functions as are assigned by law, our organizational documents or the Board.
Our Compensation Committee has adopted a written charter that sets forth the committee’s duties and responsibilities. The Compensation Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
    During 2020, Messrs. Blake Bozman, Mark C. Griege, Pat S. Bolin, Ned N. Fleming, III and Manuel J. Mehos served as members of the Compensation Committee. See “Board and Committee Matters—Director Independence.” No such individual is, or was during 2020, an officer or employee of our company or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Corporate Governance and Nominating Committee
The current members of our Corporate Governance and Nominating Committee are Mark C. Griege, Manuel J. Mehos, John T. Sughrue and April Box, with Mr. Sughrue serving as chair. Our Board has evaluated the independence of the members of the Corporate Governance and Nominating Committee and has determined that each of the members is independent under the applicable rules of Nasdaq. The Corporate Governance and Nominating Committee met three times in 2020.
The Corporate Governance and Nominating Committee has responsibility for, among other things:
•recommending persons to be selected by our Board as nominees to stand for election as directors and to fill any vacancies on our Board;

•recommending Board members for committee membership;
•developing and reviewing our Corporate Governance Guidelines;
•establishing procedures for and exercising oversight of the evaluation of the Board and management; and
•performing any other duties or responsibilities expressly delegated to the committee by the Board from time to time relating to the nomination of Board and committee members.
Our Corporate Governance and Nominating Committee has adopted a written charter that sets forth the committee’s duties and responsibilities. The Corporate Governance and Nominating Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Risk Committee
The current members of our Risk Committee are April Box, William D. Ellis, William E. Fallon, Manuel J. Mehos and Gregory B. Morrison, with Mr. Fallon serving as chair. Our Board has evaluated the independence of the members of the Risk Committee and has determined that each of the members is independent under the applicable rules of Nasdaq. The Risk Committee met three times in 2020.
The Risk Committee has responsibility for, among other things:
•overseeing that the Company has identified, assessed and is managing all of the risks that the Company faces and has established a risk infrastructure capable of addressing those risks;
•reviewing the Company's enterprise risk management framework, which outlines the Company's approach to risk management and the policies, processes and governance structures used by management to execute its risk management strategy; and
•evaluating the division of risk-related responsibilities and performing a gap analysis to determine that the oversight of any risk is not omitted.
Nomination of Directors
Our Corporate Governance and Nominating Committee is responsible for reviewing the skills and characteristics of potential Board nominees, as well as the composition and size of the Board as a whole. In selecting or recommending candidates believed to be qualified to become members of our Board, the Corporate Governance and Nominating Committee takes into consideration the criteria approved by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
The Corporate Governance and Nominating Committee recommends to the Board the standards to be applied in making determinations as to the absence of material relationships between us and our directors. Although we do not have a separate diversity policy, the Corporate Governance and Nominating Committee considers the diversity of the directors and nominees in terms of knowledge, experience, skills, expertise and other characteristics that may contribute to the overall diversity of our Board. Other than as described above, there are no stated minimum criteria for director nominees.
For purposes of identifying nominees for the Board, the Corporate Governance and Nominating Committee relies on personal contacts of the members of the Board as well as their knowledge of members of the communities the Bank serves. Our Corporate Governance and Nominating Committee also considers shareholder recommendations for nominees, provided that the nomination includes a complete description of the nominee's qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as a Board member if elected. Such nominations should be addressed to the chair of the Corporate Governance and Nominating Committee, c/o the Chief Executive Officer of Veritex Holdings, Inc. at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.

At present, the Board does not engage any third parties to identify and evaluate potential director candidates.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics sets forth specific standards of conduct and ethics that we expect all of our directors, officers and employees to follow, including our principal executive officer, principal financial officer, principal accounting officer or controller. The Code of Business Conduct and Ethics is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.” Any amendments to the Code of Business Conduct and Ethics, or any waivers of requirements thereof, will be disclosed on our website within four days of such amendment or waiver.
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our shareholders. The Corporate Governance Guidelines are available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”

PROPOSAL 2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As of the date of this proxy statement, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of the named executive officers, as disclosed in this proxy statement under “Executive Compensation,” including the related compensation discussion and analysis, executive compensation tables and any related disclosures, is hereby approved.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. As discussed in this proxy statement, the objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program satisfies our compensation objectives. Please refer to “Executive Compensation” below for a discussion of our executive compensation program.
As an advisory vote, this proposal is not binding on us and should not be construed as overruling any decision of the Board or Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and intend to address them in making future compensation decisions.
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the non-binding advisory vote on the compensation of our named executive officers.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS NON-BINDING, ADVISORY PROPOSAL REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table sets forth the name, age and position with Veritex or the Bank, as indicated, of each of our executive officers for 2021. The business address for all of these individuals is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.

Name	Age	Position
C. Malcom Holland, III	61	Chairman of the Board, Chief Executive Officer and President, Veritex and the Bank
Terry S. Earley	62	Senior Executive Vice President and Chief Financial Officer, Veritex and the Bank
Clay Riebe	60	Senior Executive Vice President, Veritex; Chief Credit Officer, Bank
Jim Recer	61	Senior Executive Vice President, Veritex; Chief Banking Officer, Bank
LaVonda Renfro	60	Senior Executive Vice President, Veritex; Chief Operating Officer, Bank
Angela Harper	52	Senior Executive Vice President, Veritex; Chief Risk Officer, Bank
Cara McDaniel	55	Senior Executive Vice President, Veritex; Chief Talent Officer, Bank
The following is a brief discussion of the business and banking background and experience of our executive officers. All of our executive officers are appointed by the Board and serve at the discretion of the Board.

C. Malcolm Holland, III.    Refer to “Proposal 1. Election of Directors—Nominees for Election” above for a description of Mr. Holland's experience.
Terry S. Earley.  Terry Earley has served as the Senior Executive Vice President and Chief Financial Officer of Veritex and the Bank since January 2019, when he joined us in connection with our acquisition of Green. Mr. Earley is responsible for the Finance, Accounting and Treasury functions of the Bank. From March 2017 through January 2019, Mr. Earley was Executive Vice President and Chief Financial Officer of Green, and from July 2017 through January 2019, he was Chief Financial Officer of Green Bank. From December 2011 to March 2017, Mr. Earley served as Executive Vice President and Chief Financial Officer of Yadkin Financial Corporation and its predecessors. Prior to that, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, in 2010, and as Chief Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, in 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), which he joined in 1992. Mr. Earley is a Certified Public Accountant and received his Bachelor of Business Administration with a concentration in Accounting from the University of North Carolina at Chapel Hill.
Clay Riebe. Clay Riebe has served as our Senior Executive Vice President and Chief Credit Officer of the Bank since 2016. Mr. Riebe is responsible for the Bank’s credit quality, credit underwriting and administration functions. From 2009 to 2015 he served in various capacities for American Momentum Bank, including Chief Lending Officer and member of the board of the directors. From 2005 to 2009, Mr. Riebe served in various lending functions at Citibank. He began his career at community banks in Texas, including First American Bank Texas, where he served in various lending functions. Mr. Riebe received a Bachelor of Business Management from Texas Tech University in 1983.
Jim Recer.  Jim Recer has served as our Senior Executive Vice President and Chief Banking Officer of the Bank since June 2020. Mr. Receer is responsible for the Company's efforts in all revenue initiatives and to develop scalable strategies designed to support organic growth. From November 2016 to June 2020, Mr. Recer served as the Managing Director Regional and Specialty Banking of Texas Capital Bank. Prior to that, Mr. Recer served as the U.S. Corporate Client Coverage Head over Corporate and Investment Banking at BBVA Compass. Mr. Recer received a Bachelor of Business Administration in finance at The University of Texas.
LaVonda Renfro. LaVonda Renfro has served as our Senior Executive Vice President and Chief Administrative Officer of the Bank since 2010. Ms. Renfro is responsible for the overall administration and coordination of the activities of the Bank’s branches, including operations, sales and marketing, deposit operations, merchant services, private banking, business banking and treasury management. From 2005 to 2010, Ms. Renfro served as the Retail Executive of Colonial Bank/BB&T. From 1994 to 2005, Ms. Renfro was Senior Vice President, District Manager for Bank of America’s Austin and San Antonio Markets.
Angela Harper. Angela Harper has served as our Senior Executive Vice President and Chief Risk Officer of the Bank since 2009. Ms. Harper oversees the loan operations, compliance and Bank Secrecy Act departments of Veritex and the Bank. From 2002 to 2009, Ms. Harper served in various capacities at Colonial Bank, including Senior Vice President, Credit Administration Officer and Risk Management Officer for the Texas region. Ms. Harper began her career in banking as a Bank Examiner at the Office of the Comptroller of the Currency from 1991 to 1995 working in the Dallas Duty Station. Ms. Harper received a Bachelor of Business Administration in Finance in 1989 and a Master of Business Administration from Texas Tech University in 1990 and is a Certified Regulatory Compliance Manager.
Cara McDaniel. Cara McDaniel has served as our Senior Executive Vice President and Chief Talent Officer of the Bank since June 2020. Ms. McDaniel is responsible for leading and developing the Company's overall human resource strategy including talent acquisition, talent management and leadership development programs. Ms. McDaniel has served in executive and leadership positions at a number of banks and financial institutions. For the last decade she has served as Executive Vice President, Head of Human Resources and Talent Strategy at Texas Capital Bank. Prior to that she held the position of National Head of Human Resources for Citi’s US Commercial Bank. Ms. McDaniel received a bachelor's degree in business administration, special emphasis in marketing and finance, from Texas Woman's University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The compensation discussion and analysis describes and analyzes our executive officer compensation program with an emphasis on compensation actions taken during fiscal year 2020. For 2020, our named executive officers were:
•C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President;
•Terry S. Earley, Senior Executive Vice President and Chief Financial Officer;
•Jeff Kesler1, Senior Executive Vice President and Dallas Market President;
•Jon Heine1, Senior Executive Vice President and Houston Market President; and
•Clay Riebe, Senior Executive Vice President and Chief Credit Officer.
1 Individual is no longer considered an named executive officer of Veritex as of 2021.
Our Compensation Philosophy
    The overall objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company.
•Align executive compensation with strategy, performance and the interests of our shareholders. Our executive compensation programs provide incentive compensation opportunities that promote the achievement of a balanced mix of short- and long-term strategic and financial objectives. In developing our compensation programs and related performance goals, we generally consider our business objectives, market practices, external competitiveness, shareholder interests and advice from our independent compensation consultants. Generally, our executive compensation program is designed to deliver compensation that approximates the median for a carefully selected peer group but exceeds the median when performance exceeds expectations. Our executive incentive compensation performance metrics support our priorities for creating shareholder value and a solid foundation for growth.
•Enhance our ability to attract and retain a talented executive management team. We seek to offer competitive compensation opportunities and packages that enable us to attract and retain highly talented and experienced executives with the critical knowledge and skills necessary for the execution of our strategy.
•Foster non-financial and strategic goals. While financial results are the primary commitment we make to our shareholders, our executive compensation program balances financial results with other key values such as leadership, teamwork and community service. Certain components of our executive compensation program provide flexibility to align with these non-financial and strategic goals.
•Support actions needed to respond to changing business environments. We have established some guidelines, such as change in control and severance benefits, that give our management team or the Board tools to facilitate decisions about succession planning, acquisitions and other significant corporate events that would be in the best interest of the Bank and our shareholders, but that might impact the position or employment status of executive officers.
•Manage risk. Our executive compensation program is designed to minimize risk. In particular, we believe our incentive compensation program is structured without imposing excessive risk to the Company.
The same principles that govern the compensation of our executive officers apply to the broader population of all of our salaried employees
Our Compensation Committee annually reviews the goals and objectives of our executive compensation program and either amends the program or recommends amendments to the Board as appropriate.

Elements of Compensation
We compensate our named executive officers through a mix of base salary, cash incentive bonuses, long-term incentive ("LTI") compensation and other benefits, which include, to a certain extent and for certain of our named executive officers, perquisites. We intend the executive compensation program to provide our executives with target compensation that, on average, approximates the median for our peer group. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Bank performance, individual performance, changes in our stock price and shareholder return, among other factors taken into consideration by the Compensation Committee. We intend to deliver the majority of compensation to our executives through variable pay, including incentive programs, so factors that impact the value of our shareholders’ investment in our company are impact our named executive officers’ compensation. We believe the current mix and value of these compensation elements provide our named executive officers with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and each executive’s particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.
    Compensation for fiscal year 2020 was delivered to our named executive officers through the components listed in the table below, which provides a brief description of the principal types of compensation, how performance factors into each type of compensation and the compensation program objectives served by each type. Detailed descriptions of the type of compensation are discussed below in “—Fiscal Year 2020 Compensation Components.”

Component	Description	How Amount was Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at market median with adjustments based on level of responsibility, experience and individual performance.	Provide competitive annual pay to attract and retain our executives.
Cash Bonus	Short-term incentive cash payment based on our company’s performance over a one-year period.	Target payouts reference market median and actual payouts are driven by earnings per share, efficiency ratio, earning asset growth and composition (loans and securities), deposit growth and composition, net charge-offs and nonperforming assets to risk-weighted capital, with adjustments based on individual performance.	Reward executive performance in achieving annual financial, strategic and operational objectives.
RSUs	Long-term incentive opportunity based on performance, retention and value created.	Target award values are driven by individual performance, retention, and value creation for the Bank.	Reward executives in achieving long-term financial and strategic objectives and align executive officers’ interests with shareholders.
Performance Share Units ("PSUs")	Long-term incentive opportunity based on performance over multiple years.	Target award values are based on market median and are driven by our total shareholder return ("TSR") performance over time.	Reward executive performance in achieving long-term financial and strategic objectives and align executive officers’ interests with shareholder returns.
Option Awards	Long-term incentive opportunity based on performance over multiple years.	Target award values are based on market median.	Reward executive performance in achieving long-term financial and strategic objectives and align executive officers’ interests with shareholders.
Other Compensation	Employee benefits and other compensation.	Benefits available to our employees, as well as other benefits that are individually negotiated by certain of our executives.	Provide competitive benefit packages to promote the well-being, safety and productivity of our executives.

Our Compensation Committee annually reviews and establishes the performance measures, targets and payout schedules used for our executive compensation program and the long-term incentive component of awards granted under our 2019 Amended and Restated Omnibus Incentive Plan, which amended and restated our 2014 Omnibus Incentive Plan (the "Equity Plan"), or the Veritex (Green) 2014 Omnibus Equity Incentive Plan (the “Veritex (Green) 2014 Plan”), as discussed in the table above and in “—Fiscal Year 2020 Compensation Components” below. In determining actual performance against these metrics, the Compensation Committee decides whether to include or exclude the impact of items reported in our financial statements that may not reflect underlying operating results for the current or a prior fiscal year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how the Compensation Committee and management view the performance of our business. The Compensation Committee also considers various other factors in determining executive compensation packages, including individual performance and the value created for the Bank and our shareholders.

Benchmarking
Our Compensation Committee believes that a threshold characteristic of reasonable compensation is that it aligns with compensation provided by our peers, against whom we compete for talent. In preparation for determining executive compensation for fiscal year 2020, the committee benchmarked our executive compensation levels to evaluate the competitiveness of our executive compensation program. As a reference for establishing compensation levels for fiscal year 2020, the Compensation Committee engaged Ernst & Young ("EY") as its independent external compensation consultant to provide independent advice, information and analyses of our executive compensation program, including providing a review of competitive compensation levels.
EY presented, and the Compensation Committee approved, a peer group of 15 publicly traded banking organizations similar in size, scope and geography to Veritex for benchmarking pay for purposes of setting executive compensation levels for fiscal year 2020. EY collected and analyzed historical compensation data reported by each company in our peer group. The following are the criteria that EY considered in compiling our peer group:
•publicly traded parent holding companies for community banks; and
•reported assets between $5.0 billion and $21.0 billion.
The following is the list of peer companies listed in our 2020 Peer Group were used for executive compensation benchmarking purposes for 2020:

	Institution Name	Ticker
1.	Allegiance Bancshares, Inc.	ABTX
2.	BancFirst Corporation	BANF
3.	Cadence Bancorporation	CADE
4.	CBTX, Inc.	CBTX
5.	CVB Financial Corp.	CVBF
6.	Eagle Bancorp, Inc.	EGBN
7.	First Financial Bankshares, Inc.	FFIN
8.	Hilltop Holdings, Inc.	HTH
9.	Independent Bank Corp.	INDB
10.	Independent Bank Group, Inc.	IBTX
11.	Origin Bancorp, Inc.	OBNK
12	Pacific Premier Bancorp, Inc.	PPBI
13.	ServisFirst Bancshares, Inc.	SFBS
14.	Simmons First National Corporation	SFNC
15.	Southside Bancshares, Inc.	SBSI

The Compensation Committee expects to update our peer group from time to time to ensure that the peer group continues to be appropriate for purposes of benchmarking executive compensation.

Overall, the Compensation Committee sought to provide total compensation target opportunity (base salary, annual cash bonus, and long-term incentives) for our named executive officers that approximates the median level for comparable positions in our peer group with the opportunity to earn above median compensation based on exceeding performance objectives. Consistent with industry practice, we consider compensation within 15% of the median to be competitive with the median. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategies. For fiscal year 2020, our target total cash and direct compensation opportunities (which are further discussed below in “—Fiscal Year 2020 Compensation Components”) established by the Compensation Committee for all named executive officers were, on average, at market median. Within the target total compensation opportunity for each named executive officer, individual components of compensation may be greater or lesser than median because the committee is primarily concerned with the competitiveness of the entire program, rather than any one element of compensation. Compensation realized by each named executive officer may also vary significantly from target opportunity based on our performance, individual performance and changes in our stock price, among other factors.
Fiscal Year 2020 Compensation Components
The Compensation Committee, either as a committee or together with our other independent directors, determines the individual components of the compensation program within the overall framework of target values communicated to our executive officers.
Base Salary
    Base salary is generally targeted at the market median, with adjustments where the Compensation Committee believes appropriate based on the factors enumerated below, among other factors. The base salaries of our named executive officers have historically been reviewed and set annually by the Board or the Compensation Committee as part of our company’s performance review process as well as in connection with the promotion of an executive officer to a new position or other change in job responsibility. In establishing base salaries for our named executive officers for fiscal year 2020, the Compensation Committee relied on external market data obtained from outside sources, including a review of competitive compensation levels for our peer group prepared by EY, as described above. In addition to considering the information obtained from such sources, the Compensation Committee considers, among other factors:
•each named executive officer’s scope and uniqueness of responsibility;
•each named executive officer’s years and quality of experience;
•our overall financial performance and performance with respect to other aspects of our operations, such as our growth, including the status of our relationship with banking regulatory agencies; and
•each named executive officer’s individual performance and contributions to our company-wide performance, including leadership, teamwork and community service.
Base salaries approved for the named executive officers for fiscal years 2019 and 2020 were as follows:

Executive Officer	2019 Base Salary ($)[1]	2020 Base Salary ($)	% Increase
C. Malcom Holland, III, Chairman of the Board, Chief Executive Officer and President	600,000	725,000	21%
Terry S. Earley, Senior Executive Vice President and Chief Financial Officer	400,000	450,000	13%
Jeff Kesler, Senior Executive Vice President and Dallas Market President	400,000	425,000	6%
Jon Heine, Senior Executive Vice President and Houston Market President	400,000	425,000	6%
Clay Riebe, Senior Executive Vice President and Chief Credit Officer	375,000	400,000	7%
1 Represents Jon Heine's 2019 annual base salary. Jon Heine was hired on May 1, 2019 and compensation paid during 2019 was prorated from the date of hire.
Annual Cash Bonus
We typically pay an annual cash bonus to our named executive officers to recognize and reward meaningful contributions to our performance for the year. Cash bonuses are intended to target the market median and are based upon the achievement of specific performance measures, including efficiency ratio, earning asset growth and composition (loans and securities), deposit growth and composition, net charge-offs and nonperforming assets to risk-weighted capital, among other financial and operational metrics established by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee used competitive market data from the peer group prepared by EY, as described above, to establish the minimum, target, and maximum bonus amounts. Actual cash bonuses paid are determined based upon the achievement of these performance measures relative to those target thresholds. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed market median payouts. In addition, in determining whether to pay cash bonuses to a named executive officer for a given year and the amount of any cash bonus to be paid, the Compensation Committee also considers the personal performance of the executive officer and his or her contributions to our company’s performance for the year, including his or her leadership, teamwork and community service. The Compensation Committee, in its sole discretion, determines bonuses paid for any year and has discretion to adjust bonuses by reviewing performance goals and extraordinary factors.

The performance targets for fiscal year 2020 were established and approved well before the COVID-19 virus was identified in the U.S. and the impacts of the resulting pandemic could be anticipated. The Compensation Committee used its discretion to evaluate the Bank-wide response to the pandemic, client support through direct Bank efforts as well as the Paycheck Protection Program, additional risk measures implemented, incremental credit monitoring, and workforce support and provisioning in the face of these unprecedented challenges. Considering the pre-pandemic performance goals had little relevance to 2020 actual performance results, the Compensation Committee used its authorized discretion to approve final 2020 cash bonuses for the named executive officers.

Long-Term Incentives

    We believe that long-term incentive compensation is a critical part of our executive compensation program because it promotes achievement of our long-term financial and strategic objectives and aligns the financial interests of our executive officers with those of our shareholders.. We generally grant equity awards, RSUs, PSUs and stock options, to each of our named executive officers in order to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. The Compensation Committee considers market practices, external competitiveness, shareholder interests and advice from our independent compensation consultant in establishing the amount and characteristics of equity award grants. The Compensation Committee determined the level of long-term incentive grants for fiscal year 2020 at the beginning of the fiscal year. Prior to making the grants, the Compensation Committee established an intended long-term incentive value for each named executive officer. When setting these intended values, the Compensation Committee considered competitive market data from the peer group prepared by EY, as described above, and target total compensation opportunities. We intend that the value of long-term incentive awards for our executives approximate the market median and the total compensation opportunity for such executive officers approximate the market median level when combined with base salary and target annual bonuses.
During fiscal year 2020, we awarded PSUs and stock options to our named executive officers. See “—Executive Compensation Tables—Grants of Plan-Based Awards” below for information regarding awards for fiscal year 2020.
•PSUs: PSU awards entitle the recipient to receive one share of our stock for each PSU at the end of a specified vesting period. PSUs eligible for vesting will be determined by the Compensation Committee or its delegee by comparing the Company’s TSR, defined as the percentage change in share value plus dividends paid on a share of common stock including any gain/(loss) from reinvestment, during the period from December 31, 2019 through December 31, 2022 (the “Performance Period”), to the TSR of our peer group as discussed above in “—Benchmarking” (the "Peer Group TSR"). The PSUs granted in 2020 will cliff vest on January 1, 2023, three years from the grant date. The final bank performance and resulting PSU payout level is determined at the end of the performance period.

    We use a Monte Carlo simulation to estimate the fair value of PSUs based on our TSR relative to the Peer Group on the last day of 2020 (calculated as described below), which fair value then determines the number of shares of our common stock subject to the PSUs. The payout for 2020 awards was calculated as a function of the target equity incentive percentage (calculated as percentage of salary) multiplied by the linear interpolation of values between 50% to 150% funding levels divided by the fair value of the PSUs (calculated as described above). The number of PSUs granted in 2020 eligible for vesting was determined as detailed below:
•If TSR is less than 24.9th percentile of the Peer Group TSR: 0% of PSUs are eligible for vesting.
•If TSR is within 25th to 49.9th percentile of the Peer Group TSR: 50% of PSUs are eligible for vesting.
•If TSR is within 50th to 74.9th percentile of the Peer Group TSR: 100% of PSUs are eligible for vesting.
•If TSR is at or above 75th percentile of the Peer Group TSR: 150% of PSUs are eligible for vesting.

TSR is calculated as follows, with the beginning stock price equaling the 20 consecutive trading day volume-weighted average stock price ending on the first day of the Performance Period, and the ending stock price equaling the 20 consecutive trading day volume-weighted average stock price ending on the last day of the Performance Period:

(ending stock price + dividends paid + dividend reinvestment gain/loss)	– 1
beginning stock price

The Company’s TSR percentile rank is calculated as follows, with "n" equaling the number of companies in the peer group (including the Company) and "r" equaling the rank of the Company within the peer group (with 1 being the highest rank):

(n – r)
(n – 1)

Certain RSUs and PSUs granted during the year were subject to shareholder approval which was obtained at our 2020 annual meeting. All calculations are done by the Compensation Committee and are binding for all purposes under the recipient's award agreement.

•Stock Options: Option awards granted in 2020 were calculated using a target equity incentive percentage based on factors which include competitive market award levels, tenure and experience, succession planning and retention, subjective evaluations of performance, historical grant levels and other recent compensation actions with respect to the individual. Option awards are time-based and vest in three equal annual installments on each of the first three anniversaries of the grant date. We use a Black-Scholes model to estimate the fair value of stock options.
•
    For benchmarking purposes, we consider PSUs and option awards as components of total direct compensation, which also includes base salary and cash bonuses (or total cash compensation). For fiscal year 2020, total target direct compensation for our named executive officers was, on average, at or below market median.
Changes to Structure of 2021 Long Term Incentive Award Grants
    The value of the 2021 award grants were still targeted to market median levels and will be split with 50% of the value being granted in time-based RSUs and 50% of the value being granted in PSUs.

    Time-based RSUs (50%): The number of shares is determined by using the volume weighted average price for the 20 trading days prior of the grant date of February 1, 2021. Time-based RSUs have a 3-year pro-rata vesting schedule.

    PSUs (50%): The number of shares is determined using a Monte Carlo model to estimate the value based on performance targets. Company performance at the end of the 3-year period will be compared against the KBW Nasdaq Regional Banking Index ("KRX"). Company performance will be placed into the appropriate quartile of relative performance in order to determine the appropriate payout threshold. The performance measures include Return on Average Tangible Common Equity with 50% weighting and Pre-Tax, Pre-Provision Return on Average Assets with 50% weighting. Payout levels range from 0% payout for below 25th quartile performance, to 50% payout for 25th quartile performance, 100% payout for 50th quartile performance, and 150% payouts for 75th quartile performance. Total shares earned are then subject to a TSR modifier of 80% - 120% based on relative Company performance compared to the TSR of the KRX index.

    Employee Benefits and Other Compensation

    Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Our named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with a 401(k) plan to assist participants in planning for retirement and securing appropriate levels of income during retirement.

    401(k) Plan and Employee Stock Ownership Plan

    We provide a 401(k) program that allows employees to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all employees enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the 401(k) plan. We match 100% of employee contributions to the 401(k) plan up to 6% of their eligible compensation and up to the limitations imposed by the Internal Revenue Service

    Effective January 1, 2012, we adopted the Veritex Community Bank Employee Stock Ownership Plan ("ESOP"), which covered substantially all employees (subject to certain exclusions) that meet certain age and service requirements. The Company ceased making new contributions to the ESOP effective January 1, 2019 and approved an amendment to terminate the ESOP effective on June 30, 2019. During 2020, the Company received an IRS determination letter approving a liquidation of the ESOP. All ESOP assets were liquidated in the first quarter of 2021.

    Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2020 other than benefits received under the 401(k) and ESOP.
    Nonqualified Deferred Compensation

    Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2020.
    Welfare Benefits

    We provide medical and dental coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

    Perquisites

    In addition to the benefit plans discussed above in “—Employee Benefit Plans and Other Compensation,” we provide our named executive officers with certain perquisites. In 2020, we reimbursed Messrs. Holland, Kesler and Heine for certain country club membership dues in the amounts of $50,551, $28,938 and $6,772, respectively, which memberships are used for business purposes.
In addition, we invest in Bank-owned life insurance due to its attractive nontaxable return and protection against the loss of our key employees. During 2020, we paid premiums on Bank-owned life insurance issued in respect of our named executive officers in the amounts described in “—Executive Compensation Tables—Summary Compensation Table” below.
VB Sub 5, LLC, a subsidiary of Veritex Bank, owns an airplane that was purchase during 2019. We may allow our executive officers and directors to utilize the corporate airplane for personal use in limited circumstances, The hourly reimbursement rate represents the aggregate incremental cost for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, taxes and travel expenses.
Roles of the Compensation Committee, Compensation Consultant and Management in the Compensation Process
Compensation Committee Responsibilities
    The Compensation Committee is responsible to the Board and to our shareholders for the oversight and governance of our compensation program for executive officers, and for approving the compensation of our executive officers. The Compensation Committee, either as a committee or together with our other independent directors, makes all decisions with respect to the compensation of our executive officers, including our named executive officers. The Compensation Committee evaluates our executive officers’ performance in light of the goals and objectives of our executive compensation plans; determines and approves the overall compensation strategies and policies for our executive officers; reviews all equity compensation plans and awards; evaluates whether incentive and other forms of pay encourage excessive risk-taking by executive officers; and reviews perquisites and other personal benefits to our executive officers. The Compensation Committee also specifically evaluates our Chairman and Chief Executive Officer’s performance in light of our goals and objectives relevant to his compensation and, either as a committee or together with our other independent directors, recommends the compensation of our Chairman and Chief Executive Officer for approval by the

Board. Periodically, the Compensation Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices, such as severance and change in control arrangements.
The Compensation Committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to subcommittees such power and authority as the committee deems appropriate. However, no subcommittee may consist of fewer than two members and the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the committee as a whole.
Engagement of Compensation Consultant
In 2020, the Compensation Committee retained EY as an independent external compensation consultant to provide independent advice, information and analysis on executive compensation. The Compensation Committee established several practices to ensure the external consultant's independence, candor and objectivity. EY was engaged by and reported directly to the Compensation Committee. In addition, EY independently consulted directly with the Compensation Committee chair between meetings and also met directly with Compensation Committee members individually or collectively throughout the year. The fees paid for executive compensation consulting services performed by EY are approved by the Compensation Committee in advance of the executive compensation consulting services to be performed.

Pursuant to its engagement, EY provided the Compensation Committee with information regarding marketplace compensation trends and assisted the Compensation Committee with the identification and approval of certain elements of our overall executive compensation program. Aggregate fees for EY’s executive compensation consulting services provided to the committee in 2020 were approximately $84,128. In addition to these compensation services, in 2020, EY provided quarterly tax advisory services. Aggregate fees for these due diligence and tax advisory services were approximately $187,671. Together with the fees for executive compensation consulting services, aggregate fees paid to EY for 2020 were approximately $271,799. The decision to engage EY for additional other services was made by management and the Compensation Committee approved the additional services. The Compensation Committee believes that, given the nature and scope of the additional services, the additional services did not raise a conflict of interest and did not impair EY's ability to provide independent advice to the Compensation Committee concerning executive compensation matters.
The Compensation Committee has assessed the independence of EY pursuant to the rules of the SEC and concluded that EY's work for the Compensation Committee did not raise any conflicts of interest that would prevent EY from independently advising the committee. In making this determination, the committee considered, among other things, the fees paid for services provided to management as a percentage of the consultant’s consolidated revenues, policies and procedures established by the consultant to mitigate conflicts of interest, and the lack of business and personal relationships between the consultant's team members and our executive officers and Compensation Committee members.
Management Input
    While the Compensation Committee determines the overall compensation strategy and policies for our executive officers and approves their compensation, it seeks input from the Chief Executive Officer with respect to both overall guidelines and discrete compensation decisions. Specifically, the Chief Executive Officer attends certain meetings of the Compensation Committee to provide input and recommendations with respect to the compensation of officers and other executives, as well as compensation programs and policies for all employees. In addition, our Chief Executive Officer provided advice to the committee in identifying the key contributors and determining the appropriate award levels for each individual. However, the Chief Executive Officer is not present during any discussion relating to his own compensation and is not involved in determining his own compensation. Final decisions regarding executive compensation and the Company's compensation programs and policies are made by the Compensation Committee.
Executive Officer Stock Ownership
    During 2020, the Compensation Committee periodically reviewed the ownership stake that each executive officer had in the Company. The Company's ownership guidelines encourage executives to build and maintain an investment in our common stock equal to three to five times their base salary to further align our executives’ interests with those of our shareholders.

Hedging and Pledging Policy
We have adopted a policy on insider trading that our employees may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. Our insider trading policy allows executive officers, directors and certain employees to enter into pre-established trading plans complying with Rule 10b5-1 under the Exchange Act and our internal policies and procedures in connection with sales of our securities.
Clawback Policy
Our Equity Plan and provides that, in addition to any forfeiture provisions otherwise applicable to an award under the Equity Plan, a grantee’s right to payment or benefits with respect to an award is subject to reduction, cancellation, forfeiture, clawback or recoupment under clawback policies that may be adopted by us or as required by applicable law.

Our Veritex (Green) 2014 Plan provides that any award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or any policy adopted by the Company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement. The Board approved the Compensation Committee’s recommendation.

COMPENSATION COMMITTEE

Ned N. Fleming, III, Compensation Committee Chair
Pat S. Bolin, Compensation Committee Member
Manuel J. Mehos, Compensation Committee Member
Mark C. Griege, Compensation Committee Member
Blake Bozman, Compensation Committee Member

Executive Compensation Tables
Summary Compensation Table
    The following table sets forth information regarding the compensation paid to our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	All Other Compensation ($)		Total ($)
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	2020	$725,000	$170,000	$1,895,596	$435,141	$263,767	5	$3,489,504
	2019	600,000	360,000	1,790,722	1,021,713	136,676	5	3,909,111
	2018	460,000	230,000	138,000	138,000	57,102	5	1,023,102
Terry S. Earley, Senior Executive Vice President and Chief Financial Officer	2020	450,000	135,000	994,776	196,403	90,022	6	1,866,201
	2019	400,000	192,000	1,042,100	80,000	752,521	6	2,466,621
	2018	—	—	—	—	—		—
Jeff Kesler, Senior Executive Vice President and Dallas Market President	2020	425,000	130,000	275,950	102,033	83,413	7	1,016,397
	2019	400,000	192,000	641,799	447,528	58,036	7	1,739,363
	2018	310,000	108,500	62,000	37,500	32,238	7	550,238
Jon Heine, Senior Executive Vice President and Houston Market President	2020	425,000	135,000	445,650	102,033	24,659	8	1,132,343
	2019	268,205	240,000	499,069	282,284	7,028		1,296,586
	2018	—	—	—	—	—		—
Clay Riebe, Senior Executive Vice President and Chief Credit Officer	2020	400,000	120,000	354,575	96,030	31,431	9	1,002,036
	2019	375,000	120,000	632,470	440,253	—		1,567,723
	2018	285,000	115,000	57,000	36,000	4,125		497,125
1 The amounts shown in this column represent salaries earned and paid during the fiscal year shown.
2 The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.
3 The amounts shown in this column represent PSUs and RSUs, which were valued in accordance with ASC 718. The following provides a breakdown of certain awards, approved by the Compensation Committee, granted to our named executive officers during the year discussed in our 2019 proxy statement which include One-Time Reload Awards, Executive Equity Awards and Merger Appreciation Awards. The Executive Equity Awards and Merger Appreciation Awards immediately vested in 2019.

	One-Time Reload AwardsA	Executive Equity AwardsB	Merger Appreciation AwardsC
C. Malcolm Holland	$1,319,500	$73,258	$—
Terry S. Earley	962,100	—	—
Jeff Kesler	395,850	32,923	106,900
Jon Heine	—	—	—
Clay Riebe	395,850	30,229	106,900
A The One-Time Reload Awards consist of non-performance RSUs, all subject to continued employment, with installment vesting over three years for all executives except C. Malcolm Holland, III, our Chief Executive Officer and President, whose One-Time Reload Awards are subject to a five-year vesting schedule.
B On November 6, 2018 and January 10, 2019, the Compensation Committee, unanimously approved the grant of certain equity awards to certain leaders within Veritex (collectively, the "Key Contributors"). The awards approved with respect to certain senior executives were granted subject to shareholder approval in 2019 due to the fact that there were not enough shares reserved under the Equity Plan to be issued upon satisfaction of the conditions to vesting of these equity awards. The Executive Equity Awards assume all vesting and other conditions of the awards are satisfied and performance conditions are achieved at maximum levels.
C During the third and fourth quarters of 2018, the Compensation Committee discussed the need to identify Key Contributors whose knowledge, skills and past performance makes them uniquely positioned to make critical contributions to ensure a successful transition following the Green merger and promote the continued and future success of Veritex. The Compensation Committee consulted with an external compensation consultant, EY, to determine the most effective way to motivate, retain and reward the future performance of the Key Contributors and the appropriate award level for each individual. In doing so, the Compensation Committee also obtained advice from our Chief Executive Officer to identify Key Contributors and determine the appropriate award level for each individual. These awards are referred within as "Merger Appreciation Awards".
4 The option awards were valued on the grant date using the Black-Scholes option-pricing model.
5 The amounts shown in these rows for the fiscal years ended December 31, 2020, 2019 and 2018 include (i) reimbursement for country club membership dues for Mr. Holland of $50,551, $45,442 and $45,077, respectively (ii) $29,307 and $4,125 in premiums for Bank-owned life insurance policies with a death benefit of $100,000 payable to the designated beneficiary for Mr. Holland for 2019 and 2018, respectively; (iii) $5,400 in Company contributions to the ESOP for Mr. Holland for 2018, (iv) $2,500 in premiums for a life insurance policy we maintain that provides a death benefit payable to Mr. Holland’s spouse, (v) $89,026 and $59,428 in aggregate incremental costs from the personal use of the Company's airplane for the fiscal years ended December 31, 2020 and 2019, respectively, (vi) $17,100 of 401k employer match for the year ended December 31, 2020, and (vii) $104,590 of dividends paid on stock during 2020.
6 The amounts shown in this row include (i) and $29,307 premiums for Bank-owned life insurance policies with a death benefit of $75,000 payable to the designated beneficiary for Mr. Earley for the year ended December 31, 2019, (ii) a cash payment of $512,550 in 2019 resulting from the change in the

Company's stock price from the date of the Green Bancorp, Inc. merger announcement to the merger consummation date and its associated impact on 45,000 RSUs granted to Mr. Earley pursuant to his employment agreement, (iii) $168,902 resulting from accelerated vesting of RSUs as a result of the change in control in connection with our acquisition of Green Bancorp, Inc. for the fiscal year ended December 31, 2019, (iv) $24,000 in rent expenses in accordance with Mr. Earley's employment agreement for the fiscal year ended December 31, 2020 and 2019, (v) $26,226 of dividends paid on stock during 2020, (vi) $17,100 of 401k employer match for the year ended December 31, 2020, and (vii) $22,696 and $17,762 in aggregate incremental costs from the personal use of the Company's airplane for the fiscal years ended December 31, 2020 and 2019, respectively
7 The amounts shown in these rows for the fiscal years ended December 31, 2020, 2019 and 2018 include (i) reimbursement for country club membership dues for Mr. Kesler of $28,938, $28,729 and $22,713, respectively; (ii) $29,307 and $4,125 in premiums for Bank-owned life insurance policies with a death benefit of $100,000 payable to the designated beneficiary for Mr. Kesler for 2019 and 2018, respectively; (iii) $5,400 in Company contributions to the ESOP for Mr. Kesler for 2018, (iv) $37,375 of dividends paid on stock during 2020 and (v) $17,100 of 401k employer match for the year ended December 31, 2020.
8 The amounts shown in this row for the fiscal year ended December 31, 2020 includes (i) reimbursement of country club membership dues of $6,722 (ii) $1,929 of dividends paid on stock during 2020 and (iii) $15,958 of 401k employer match for the year ended December 31, 2020.
9 The amounts shown in this row for the fiscal year ended December 31, 2020 includes $14,331 of dividends paid on stock during 2020 and $17,100 of 401k employer match for the year ended December 31, 2020.

Grants of Plan-Based Awards
The following table provides information concerning plan-based awards granted to named executive officers in fiscal year 2020.

				Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options[2]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards[3]
Name	Award Type		Grant Date	Threshold (#)	Target (#)	Maximum (#)
C. Malcolm Holland, III	PSUs[4]	4	1/1/2020	—	17,469	26,204				$453,146
	Time-based RSUs[4]	4	6/11/2020				85,000			$1,442,450
	Stock options[4]	4	1/1/2020					63,642	$29.13	$435,141
Terry S. Earley	PSUs[5]	5	1/1/2020	—	5,639	8,459				$146,276
	Time-based RSUs[5]	5	6/11/2020				50,000			$848,500
	Stock options[5]	5	1/1/2020					20,541	29.13	$196,403
Jeff Kesler	PSUs[4]	4	1/1/2020	—	4,096	6,144				$106,250
	Time- based RSUs[4]	4	6/11/2020				10,000			$169,700
	Stock options[4]	4	1/1/2020					14,923	29.13	$102,033
Jon Heine	PSUs[4]	4	1/1/2020	—	4,096	6,144				$106,250
	Time- based RSUs[4]	4	6/11/2020				20,000			$339,400
	Stock options[4]	4	1/1/2020					14,923	29.13	$102,033
Clay Riebe	PSUs[4]	4	1/1/2020	—	3,856	5,784				$100,025
	Time- based RSUs[4]	4	6/11/2020				15,000			$254,550
	Stock options[4]	4	1/1/2020					14,045	29.13	$96,030
1 Represents the threshold, target and maximum value of shares of PSUs that may be earned based on our performance for the performance period beginning on January 1, 2021 and ending on December 31, 2023 under our long-term incentive plans. If the performance criteria meet or exceed the threshold levels, a prorated portion of the incentive award could still be earned by the named executive officer. For more information regarding our PSUs, see “—Elements of Compensation” and the Outstanding Equity Awards at Fiscal Year-End table below.
2 Represents non-qualified stock option awards which vest in three equal installments beginning on the first anniversary of the grant date. For more information regarding the terms of these awards, see “—Elements of Compensation” and the Outstanding Equity Awards at Fiscal Year-End table below.
3 Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 21 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020. For PSUs , the grant date fair value is calculated using the target share amount potentially payable.

4 These awards were granted from the Equity Plan.

5 These awards were granted from the Veritex (Green) 2014 Plan

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding unvested stock awards held by our named executive officers as of December 31, 2020.

				Option Awards					Stock Awards
									Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested
				Number of Securities Underlying Unexercised Options

						Option Exercise Price	Option Expiration Date
Name		Grant Date		Exercisable (#)	Unexercisable (#)[1]
C. Malcolm Holland, III.		1/1/2015		12,777	—	$14.17	1/1/2025
		1/1/2016		12,379	—	16.21	1/1/2026
		1/1/2017		9,375	—	26.71	1/1/2027
		1/1/2018		14,496	—	27.59	1/1/2028
		1/1/2019	1	10,000	40,000	21.38	1/1/2029
		1/1/2019	2	13,170	26,342	21.38	1/1/2029
		1/1/2020	3	—	63,642	29.13	1/1/2030
		1/1/2019						5	15,236	390,956
		1/1/2019						6	40,000	1,026,400
		1/1/2020						9	17,469	448,255
		6/11/2020						10	85,000	2,181,100
Terry S. Earley	2	4/4/2017		55,300	—	21.90	4/4/2027
		1/1/2019	2	3,512	7,025	21.38	1/1/2029
		1/1/2020	3	—	20,541	29.13	1/1/2030
		1/1/2019						5	4,063	104,257
		1/1/2019						7	30,000	769,800
		1/1/2020						9	5,639	144,697
		6/11/2020						10	50,000	1,283,000
Jeff Kesler		1/1/2015		5,381	—	14.17	1/1/2025
	2	1/1/2016		5,713	—	16.21	1/1/2026
	2	1/1/2017		4,900	—	26.71	1/1/2027
		1/1/2018		6,513	—	27.59	1/1/2028
		1/1/2019	2	3,512	7,025	21.38	1/1/2029
		1/1/2019	2	10,000	20,000	21.38	1/1/2029
		1/1/2020	3	—	14,923	29.13	1/1/2030
		1/1/2019						7	10,000	256,600
		1/1/2019						5	4,063	104,257
		1/1/2020						9	4,096	105,103
		6/11/2020						10	10,000	256,600
Jon Heine		5/1/2019	2	3,512	7,025	26.18	5/1/2029
		5/1/2019	4	10,000	20,000	26.18	5/1/2029
		1/1/2020	3	—	14,923	29.13	1/1/2030
		5/1/2019						8	10,000	256,600
		5/1/2019						5	4,063	104,257
		1/1/2020						9	4,096	105,103
		6/11/2020						10	20,000	513,200
Clay Riebe		3/30/2016		10,000	—	14.82	3/30/2026
		1/1/2017		4,550	—	26.71	1/1/2027
		1/1/2018		5,987	—	27.59	1/1/2028
		1/1/2019	2	10,000	20,000	21.38	1/1/2029
		1/1/2019	2	3,292	6,586	21.38	1/1/2029
		1/1/2020	3	—	14,045	29.13	1/1/2030
		1/1/2019						7	10,000	256,600
		1/1/2019						5	3,809	97,739
		1/1/2020						9	3,856	98,945
		6/11/2020						10	15,000	384,900
1 Time-based options vest in five equal annual installments beginning January 1, 2020.
2 Time-based options vest in three equal annual installments beginning January 1, 2020.

3 Time-based options vest in three equal annual installments beginning January 1, 2021.
4 Time-based options vest in three equal annual installments beginning May 1, 2020.
5 PSUs granted on January 1, 2019. The number of shares eligible for vesting is based on a comparison of our TSR against the Peer Group TSR during the performance period, and the shares will cliff vest on January 1, 2022.
6 Non-performance RSUs vest in five equal installments beginning January 1, 2020.
7 Non-performance RSUs vest in three equal installments beginning January 1, 2020.
8 Non-performance RSUs vest in three equal installments beginning May 1, 2020.
9 Non-performance RSUs vest in three equal installments beginning January 1, 2021.
10 Non-performance RSUs will cliff vest on June 11, 2025.

Option Exercises and Stock Vested

    The following table provides information concerning the stock options exercised and RSUs that vested during the fiscal year ended December 31, 2020 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)[1]
C. Malcolm Holland,III	125,000	$2,376,250	10,000	$291,300
Terry S. Earley	—	—	15,000	436,950
Jeff Kesler	10,000	54,350	5,000	145,650
Jon Heine	—	—	5,000	85,300
Clay Riebe	—	—	5,000	145,650
1 Represents the value realized upon vesting of RSUs based on the market value of shares on the vesting date.

Potential Payments upon Termination or Change in Control

The occurrence or potential occurrence of a change in control could create uncertainty regarding the continued employment of our executive officers. Providing change in control benefits offers executive officers a level of security that we believe allows them to continue normal business operations, remain dedicated to our strategic goals, maintain a balanced perspective during potentially uncertain periods and serve in the best interest of us and our shareholders. Accordingly, executive officer severance and change in control arrangements are provided to support major corporate and management transitions. The Compensation Committee believes these arrangements benefit our company and our shareholders. The Compensation Committee periodically reviews these arrangements in depth for market competitiveness and to ensure they remain appropriate for our company.

As part of our acquisition with of Green Bancorp, Inc., we entered into a change in control agreement with Mr. Earley, our Senior Executive Vice President and Chief Financial Officer. Pursuant to this agreement, in the case of an involuntary termination with no change in control, Mr. Earley will continue to (i) receive payments of his base salary for a period of 12 months following termination, (ii) receive the target annual bonus for the year in which termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days in such year that he was employed by the Bank and the denominator of which is three hundred sixty-five and (iii) receive the annual cash bonus and annual long-term incentive equity grant earned for the year preceding the year of termination. In case of an involuntary termination within the change in control protection period, which is defined as the period commencing on the earlier to occur of (i) execution of an acquisition agreement contemplating a change in control and (ii) consummation of a change in control and ending eighteen (18) months following a consummation of such change in control, Mr. Earley will receive (i) 2.5 times his base salary, (ii) 2.5 times the target bonus in the year of termination, (iii) an amount equal to (A) the sum of the target annual bonus plus the target annual long term incentive equity grant for the year in which termination occurs multiplied by (B) a fraction, the numerator of which is the number of calendar days in such year that he was employed by the Bank and denominator of which is three hundred and sixty-five, to be paid in cash in a lump sum, (iv) an amount equal to 2.5 times the annual Bank contribution to the costs associated with Mr. Earley and his spouse to participate in the Bank's medical, dental and vision coverage, calculated based on the Bank's contribution cost for such coverage for the month immediately preceding the termination of employment to be paid in a lump sum and (v) be provided with outplacement services not to exceed $25,000.

During 2020, the Compensation Committee updated our severance and change in control guidelines to provide protection to full-time employees, including our named executive officers, who are terminated from employment for certain reasons, including involuntary termination without cause. Our named executive officers, excluding Mr. Earley, are entitled to the following severance amounts, which vary according to several factors, including whether the qualifying termination occurs within 24 months following a change in control:

Position	Termination without cause or good reason (no change in control)			Termination without cause or good reason within 24 months following a change in control
	Base Salary	Annual Incentive	Health & Welfare Benefits	Base Salary	Annual Incentive	Health & Welfare Benefits
Chief Executive Officer	24 months	2x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") benefit costs for 12 months	36 months	3x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended COBRA benefit costs for 18 months
Other Named Executive Officers	12 months	1x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of COBRA benefit costs for 12 months	30 months	2.5x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of COBRA benefit costs for 18 months

Severance payments not related to a change in control are generally paid in a lump sum no later than 60 days following termination and are based on the employee's base salary at the time of termination. Severance payment tied to a change in control are normally paid in a lump sum within the time period required by applicable law. The Compensation Committee believes the severance benefits tied to a change in control, which includes a "double-trigger" requirement, will provide necessary security to help attract and retain a talented management team while protecting our shareholders' interests. Payments of any long-term incentives, in any severance situation, are governed by the individual award agreements.

The following table summarizes the amounts each of our named executive officers would be entitled to receive as of December 31, 2020 following certain types of terminations of employment or in connection with a change in control based on the severance and change in control guidelines in place as of December 31, 2020. The amounts shown in the following table are approximate and reflect certain assumptions that we have made in accordance with SEC rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2020 (the last day of our 2020 fiscal year), and that the value of a share of our common stock on that day was $25.66, the closing price on December 31, 2020, the last trading day of the calendar year. In addition, in keeping with SEC rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control.

Benefit	Retirement	Death ($)	Disability ($)	Termination Without Cause or Good Reason (Not In Connection with Change in Control) ($)	Termination Without Cause or Good Reason (In Connection with Change in Control) ($)
C. Malcolm Holland, III
Severance[1]	—	—	—	1,980,000	2,970,000
RSUs[2]	—	4,046,710	4,046,710	4,046,710	4,046,710
Stock options[2]	—	283,944	283,944	283,944	283,944
Bank-owned life insurance (“BOLI”)[3]	—	100,000	—	—	—
Outplacement and healthcare[4]	—	—	—	15,341	23,011
Terry S. Earley
Severance[5]	—	—	—	585,000	1,462,500
RSUs[2]	—	2,301,753	2,301,753	2,052,800	2,301,753
Stock options[2]	—	30,067	30,067	30,067	30,067
BOLI[3]	—	75,000	—	—	—
Outplacement and healthcare[6]	—	—	—	—	47,837
Jeff Kesler
Severance[7]	—	—	—	586,000	1,465,000
RSUs[2]	—	722,560	722,560	722,560	722,560
Stock options[2]	—	115,667	115,667	115,667	115,667
BOLI[3]	—	100,000	—	—	—
Outplacement and healthcare[4]	—	—	—	28,021	42,032
Jon Heine
Severance[7]	—	—	—	612,500	1,531,250
RSUs[2]	—	979,160	979,160	769,800	979,160
Stock options[2]	—	—	—	—	—
Outplacement and healthcare[4]	—	—	—	15,477	33,722
Clay Riebe
Severance[7]	—	—	—	520,000	1,300,000
RSUs[2]	—	838,184	838,184	838,184	838,184
Stock options[2]	—	113,788	113,788	113,788	113,788
Outplacement and healthcare[4]	—	—	—	22,481	23,216
1The amount reflected in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” column includes the payment to Mr. Holland of (i) his annual base salary for 24 months following termination and (ii) 2 times the average of the prior 2 years annual cash incentive. The amount reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment to Mr. Holland equal to (a) 36 months of his annual base salary and (b) 3 times the average of the prior 2 years annual cash incentive.
2Reflects the value of unvested RSUs, PSUs, and stock options which vest in full in the circumstances indicated. The value of RSUs is based on the December 31, 2020 closing price of our common stock of $25.66. The value of the stock options is based on the excess, if any, of the $25.66 closing price and the option exercise price. PSUs are assumed to pay out at the “target” level (100%) under the “Death”, “Disability” and “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” columns.
3Amounts represent the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at our company.
4Amounts represent the estimated cost of outplacement services and the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under COBRA that will be provided to the named executive officer in the event of involuntary or good reason terminations in connection with a change in control for 18 months, as well as certain outplacement services.
5The amount reflected for termination of the executive in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” are (i) their respective annual base salaries for 12 months (ii) the amount equal to the target annual cash incentive. The amounts reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column include a lump sum payment equal to (a) 2.5 times of the executive’s annual base salary and (b) 2.5 times the amount equal to the target annual cash incentive.
6Amount represents 2.5 times the estimated annual cost of the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under COBRA that will be provided to the named executive officer in the event of involuntary without cause or good reason terminations in connection with a change in control within the change in control protection period, as well as $25,000 for outplacement services.
7The amounts reflected for termination of each of the executives in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” are (i) their respective annual base salaries for 12 months (ii) 1 times the average of the prior 2 years annual cash incentive. The amounts reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column include a lump sum payment equal to (a) 30 months of the executive’s annual base salary and (b) 2.5 times the average of the prior 2 years annual cash incentive.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2020. As described further below, we do not have any equity plans that have not been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights[1]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding column (a))[2]
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,473,884	$21.97	949,397
Equity compensation plans not approved by shareholders	—	—	—
Total	1,473,884	$21.97	949,397

1 The weighted average exercise price is calculated based on 1,473,884 stock options outstanding at December 31, 2020.
2 The remaining number of securities available for future issuance under equity compensation plans includes the Equity Plan and the Veritex (Green) 2014 Plan. Our 2010 Plan will not be used to grant future equity awards of any type.

CHIEF EXECUTIVE OFFICER PAY RATIO
    Item 402(u) of Regulation S-K, implementing a requirement of the Dodd-Frank Act, requires that we disclose a ratio that compares the annual total compensation of our median employee to that of our Chief Executive Officer.
    In order to determine our median employee, we prepared a list of all employees (excluding our Chief Executive Officer) as of December 31, 2020, along with their gross income as reported on IRS form W-2 for the year ended December 31, 2020. Gross income as reported on IRS form W-2 for the year ended December 31, 2020 was annualized for those employees that were not employed for the full year.
    After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table above.
The annual compensation for 2020 for our Chief Executive Officer was $3,489,504 and for our median employee was $75,983. The resulting ratio of our Chief Executive Officer’s pay to that of our median employee for the year ended December 31, 2020 was 46 to 1.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021. Grant Thornton LLP has served as our independent auditors since 2014. We have been advised by Grant Thornton LLP that neither Grant Thornton LLP nor any of its members had any financial interest, direct or indirect, in us nor has Grant Thornton LLP had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board is seeking ratification of the appointment of Grant Thornton LLP for the 2021 fiscal year. Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2021 fiscal year is not required by our bylaws, state law or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Grant Thornton LLP for future services.
Representatives of Grant Thornton LLP are expected to be in attendance at the Annual Meeting either in person or via live webcast and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions submitted in person or via live webcast.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021 will require the affirmative vote of a majority of the votes cast at the Annual Meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

Report of the Audit Committee
The Audit Committee oversees Veritex’s financial reporting process on behalf of the Board. Management has primary responsibility for preparing Veritex’s financial statements and the reporting process, including developing, maintaining and evaluating Veritex’s internal control over financial reporting in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Veritex’s audited financial statements for the fiscal year ended December 31, 2020, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements.
The Audit Committee discussed with Grant Thornton LLP their audit of Veritex’s 2020 financial statements, including Veritex’s internal control over financial reporting. During 2020, the Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of Veritex’s internal control over financial reporting, and the overall quality of Veritex’s financial reporting. In addition, the Audit Committee discussed with Grant Thornton LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”) and such other matters as are required by the PCAOB to be discussed with the Audit Committee. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the auditors’ independence from management and Veritex, considered the compatibility of non-audit services with the auditors’ independence and concluded that the auditors’ independence had been maintained.
Based on its review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Veritex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

AUDIT COMMITTEE

Steven D. Lerner, Audit Committee Chair
Gregory B. Morrison, Audit Committee Member
William D. Ellis, Audit Committee Member
Ned N. Fleming, III, Audit Committee Member
Gordon Huddleston, Audit Committee Member

Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by our independent auditors. The Audit Committee will approve the engagement of auditors for a term of 12 months, unless the Audit Committee considers a different period and specifically states otherwise. The Audit Committee annually reviews and pre-approves the services, and the associated cost levels or budgeted amounts that may be provided by our independent auditors without obtaining specific pre-approval from the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. All requests or applications for services to be provided by the independent auditors that do not require specific approval by the Audit Committee will be submitted to the chair of the committee in order to determine whether such services are included within the list of services that have been pre-approved by the committee.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee has reviewed the following audit and non-audit fees that we have paid to Grant Thornton LLP for 2020 and 2019 for purposes of considering whether such fees are compatible with maintaining the independence of Grant Thornton LLP, and concluded that such fees did not impair Grant Thornton LLP’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by our independent auditors before the services are performed, including all of the services, if any, described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” in the footnotes to the table below. The Audit Committee pre-approved all of the services provided by Grant Thornton LLP and all of the fees described below in accordance with the policies and procedures described below.

	2020	2019
Audit Fees[1]	$883,851	$1,066,704
Audit-Related fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total fees	$883,851	$1,066,704
1 Audit Fees reflect the aggregate fees billed for services related to the reviews of our quarterly reports filed on Form 10-Q, the audit of our consolidated financial statements and the preparation of financial statements in accordance with PCAOB standards, audit of internal controls to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Act, registration statements and other SEC filings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTION
General
In addition to the relationships, transactions and the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2020, including currently proposed transactions, to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.
Ordinary Banking Relationships
Some of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have had transactions with, the Bank in the ordinary course of business. These transactions including deposits, loans, mortgages and other financial services transactions, all of which were effected on substantially the same terms and conditions, including interest rate and collateral (where applicable), as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features.
As of December 31, 2020, we had approximately $34.9 million of loans outstanding to our officers, directors and principal shareholders, as well as their immediate family members and affiliates, and those of the Bank, and we had approximately $13.2 million in unfunded loan commitments to these persons. As of April 19, 2021, no related person loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into similar transactions in the ordinary course of business on similar terms and conditions with our officers, directors and principal shareholders, as well as their immediate families and affiliates, in the future.
Review and Approval of Transactions with Related Persons
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). We and the Bank have adopted policies to comply with these regulatory requirements and restrictions.
    In addition, we have adopted a written Related Person Transactions Policy, which provides that any related person transaction is generally prohibited unless the Audit Committee determines that such transaction is fair to our company and, if necessary, we have developed an appropriate plan to manage any conflicts of interest. A “related person transaction” is a transaction between us and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons have a direct or indirect material interest. Such transactions may include financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. Pursuant to the Related Person Transactions Policy, all related person transactions must be reviewed and approved by the Audit Committee before such transaction is entered into, or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for preapproval, ratified by the committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
    The following table presents information regarding the beneficial ownership of our common stock, as of April 5, 2021, by (i) each nominee for election as a director, (ii) each named executive officer, (iii) each person who is known by us to own beneficially 5% or more of our common stock and (iv) all directors and executives as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The table below calculates the percentage of beneficial ownership based on 49,431,921 shares of common stock outstanding as of April 5, 2021.

Name of Beneficial Owner[1]	Number of Shares Beneficially Owned	Percentage Beneficially Owned[2]
Directors, Nominees and Named Executive Officers:
C. Malcolm Holland, III[3]	280,932	*
Pat S. Bolin[4]	186,557	*
April Box[5]	9,752	*
Blake Bozman[6]	109,763	*
Terry Earley[7]	126,861	*
William D. Ellis[8]	477,754	*
William E. Fallon[9]	9,220	*
Ned Fleming[10]	17,205	*
Mark C. Griege[11]	118,968	*
Jon Heine[12]	37,281	*
Gordon Huddleston[13]	26,139	*
Jeff Kesler[14]	100,898	*
Steven D. Lerner[15]	28,973	*
Manuel J. Mehos[16]	494,685	1.0%
Gregory B. Morrison[17]	16,073	*
Clay Riebe[18]	76,396	*
John T. Sughrue[19]	70,096	*
Directors and executive officers of the Company as a group (21 persons)	2,325,169	4.72%

Principal Shareholders:
5% Security Holders:
BlackRock, Inc.[20]	7,353,352	14.9%
FJ Capital Management[21]	3,231,904	6.6%
Vanguard[22]	3,193,481	6.5%
* Represents beneficial ownership of less than 1%.
1    Except as otherwise indicated, the address for each of the following is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.
2    Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options and warrants to acquire shares of our common stock held by such person that are currently exercisable or exercisable within 60 days of April 5, 2021. The ownership percentage of all executive officers and directors, as a group, assumes that all 20 persons, but no other persons, exercise all options and warrants to acquire shares of our common stock held by such persons that are currently exercisable or exercisable within 60 days of April 5, 2021.
3    Includes (i) 158,600 shares held in Mr. Holland’s name, (ii) 5,750 shares held by The Holland III FLP, and (iv) stock options to purchase 116,582 shares of Veritex common stock.
4    Includes (i) 17,809 shares held in Mr. Bolin’s name, (ii) 10,000 shares held by Red Star Yield Holdings, Inc., an entity controlled by Mr. Bolin (iii) 24,249 shares held by the DHB Family Partnership, LP, which is controlled by Mr. Bolin, (iv) 22,250 shares held by the PSB Family Trust

II, of which Mr. Bolin’s wife is the trustee, (v) 83,079 shares held by Anasazi Capital, LP, which is controlled by Mr. Bolin, (vi) 26,670 shares held by Bolin Investments, LP, which is controlled by Mr. Bolin, and (vii) options to purchase 2,500 shares of our common stock.
5    Includes 9,752 shares held in Ms. Box's name.
6    Includes (i) 82,458 shares held in Mr. Bozman's name and (ii) 27,305 held by Bozman DFS Partnership, which is controlled by Mr. Bozman.
7    Includes (i) 50,890 shares held in Mr. Earley’s name, (ii) 6,800 held by Mr. Earley in an IRA for his benefit and (iii) options to purchase 69,171 shares of our common stock.
8    Includes (i) 198,447 shares held in Mr. Ellis’s name, (ii) 279,307 shares held by Multus Analytics LLC and (iii) Multus Analytics LLC received and holds the 279,307 shares in exchange for Green Bancorp, Inc. common stock in connection with Veritex's acquisition of Green Bancorp. Mr. Ellis is the manager of Multus Analytics LLC and has voting power and dispositive power over the shares held for the entity.
9    Includes 9,220 shares held in Mr. Fallon's name.
10    Includes 12,830 shares held in Mr. Fleming's name, (ii) 875 shares held by Mr. Fleming together with certain entities of SunTx Veritex Holdings, LP, a Delaware limited partnership (the “Fund”), and(iii) 3,500 shares owned by Mr. Fleming's spouse. The business address of each of the entities and Mr. Fleming is 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240. Mr. Fleming serves as director of SunTx Capital II Management Corp. (the “Fund GP Corp”), which acts as the general partner of SunTx Capital Partners II GP, LP (the “Fund GP”), the general partner of the Fund, and which serves as the investment manager to the Fund. As a result of this relationship, Mr. Fleming serves on our Board as a representative of the Fund and received RSUs in such capacity. Pursuant to the offering documents of the Fund, the Fund is entitled to an indirect pecuniary interest in these shares. Solely as a result of his ownership interest in the Fund, including through the Fund GP Corp, Mr. Fleming may be deemed to have an indirect pecuniary interest in these 875 shares (i.e. no direct pecuniary interest). Mr. Fleming has the sole right to vote and dispose of these shares held by him individually. Mr. Fleming disclaims beneficial ownership of these securities, except to the extent of Mr. Fleming’s pecuniary interest in the securities.
11    Includes 118,968 shares held in Mr. Griege’s name.
12    Includes (i) 283 shares held in Mr. Heine's name, (ii) options to purchase 21,998 shares of our common stock (iii) options to purchase 10,000 shares of our common stock that will vest within 60 days of the record date and (iv) 5,000 RSUs that will vest within 60 days of the record date.
13     Includes (i) 23,639 shares held in Mr. Huddleston's name and (ii) stock options to purchase 2,500 shares of our common stock.
14    Includes (i) 57,487 shares held in Mr. Kesler’s name and (ii) stock options to purchase 43,411 shares of our common stock.
15    Includes (i) 28,973 shares held in Mr. Lerner’s name.
16    Includes (i) 494,685 shares held in Mr. Mehos’s name.
17    Includes (i) 16,073 shares held in Mr. Morrison’s name.
18    Includes (i) 24,593 shares held in Mr. Riebe’s name and (ii) stock options to purchase 51,803 shares of our common stock.
19    Includes (i) 61,983 shares held individually by Mr. Sughrue, (ii) 7,208 share held by Mr. Sughrue’s spouse and (iii) 905 shares held by Mr. Sughrue’s son.
20    Based solely on information reported on a Schedule 13G/A filed with the SEC on January 26, 2021 by or on behalf of BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
21    Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2021 by or on behalf of FJ Capital Management, LLC. The address of FJ Capital Management, LLC is 1313 Dolley Madison Blvd #306, McLean, VA 22101.
22    Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2021 by or on behalf of Vanguard Group, Inc. The address of Vanguard Group, Inc. is 455 Devon Park Drive Wayne, PA 19087.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

    Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our shareholders, customers and team members. We believe that environmental, social and governance (“ESG”) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner.

    In March 2020, the World Health Organization recognized COVID-19 as a pandemic. We have been actively monitoring the COVID-19 pandemic and are sensitive to the public health and travel concerns our shareholders customers and team members may have and the protocols that federal, state, and local governments may continue to impose. We continue to manage our COVID-19 response with health and safety concerns as a top priority.

HOUSEHOLDING OF PROXY MATERIALS
    With respect to eligible shareholders who share a single address, we are sending only one copy of this proxy statement and accompanying notice of the Annual Meeting to that address unless we have received instructions to the contrary from any shareholder at that address. Eligible shareholders will continue to have access to and receive separate proxy cards. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, a shareholder of record who wishes to receive a separate copy of this proxy statement and the accompanying notice of the Annual Meeting in the future may contact us by mail at Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, or by phone at (972) 349-6200. Eligible shareholders of record receiving multiple copies of this proxy statement and the accompanying notice of the Annual Meeting can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting such bank, broker or other nominee.

DATE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS FOR 2022 ANNUAL MEETING

If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2022 annual meeting of shareholders, such proposal and supporting statements, if any, must be received by us at our principal executive offices, located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than 120 calendar days before the one-year anniversary of the date this proxy statement is released to shareholders. Any such proposal must comply with the requirements of Rule 14a-8.

OTHER MATTERS
The Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
A copy of this proxy statement and our 2020 annual report to shareholders is available without charge from our website at https://ir.veritexbank.com/. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on April 5, 2021 without charge upon written request addressed to 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations. A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.ctsproxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 at https://ir.veritexbank.com/financial-information/sec-filings.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

VERITEX HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 3:30 p.m., Central Time, on May 18, 2021.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL 1, 2 AND 3, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. Election of Directors

(1) C. Malcolm Holland, III
(2) Arcilia Acosta
(3) Pat S. Bolin
(4) April Box
(5) Blake Bozman
(6) William D. Ellis
(7) William E. Fallon
(8) Mark C. Griege
(9) Gordon Huddleston
(10) Steven D. Lerner
(11) Manuel J. Mehos
(12) Gregory B. Morrison
(13) John T. Sughrue

FOR all Nominees listed to the left ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Grant Thronton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, 2 AND 3.

CONTROL NUMBER

Signature__________ **Signature, if held jointly**__________ **Date**______, **2021**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VERITEX HOLDINGS, INC.

The undersigned appoints C. Malcolm Holland, III and Terry S. Earley, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Veritex Holdings, Inc. held of record by the undersigned at the close of business on April 5, 2021 at the Annual Meeting of Shareholders of Veritex Holdings, Inc. to be held on May 18, 2021, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THIRTEEN NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)